EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2016 SALES AND EARNINGS

Eau Claire, Wisconsin (April 29, 2016)  ̶   National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2016 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “First quarter 2016 net sales decreased by $14.5 million or 14.4% from last year’s levels primarily due to timing of defense segment shipments. Those shipments were down 25.4% from those reported during the prior year’s first quarter. The 8.1% decline in Housewares/Small Appliance shipments was more than offset by a 14% increase in Absorbent Product sales, reflecting that segment’s initial shipment of adult incontinent briefs to a national retailer and increased shipments to its institutional customer base.  Comparative first quarter operating earnings decreased 13.1% from the prior year’s quarter, primarily as a result of the decreases in Defense and Housewares/Small Appliance volume. Housewares/Small Appliances’ operating earnings decreased 16.2%, while Defense’s decreased 23.8%. These declines were offset in part by the profit enjoyed at the Absorbent Product segment during the quarter (the segment had incurred a small loss in the comparable 2015 quarter).

The Housewares/Small Appliance segment introduced several new products at the March 2016 International Housewares Show. Those products included an innovative line of handsome die-cast griddles. The griddles feature a three-position handle. In the first position, each griddle is perfectly level, ideal for cooking pancakes, eggs and French toast. In the second, the surface tilts to the ideal drainage angle for reduced fat cooking of foods like bacon or burgers. In the third, the handles fold down for compact vertical storage in a cabinet. In response to retail demand, the Company introduced a line of die-cast ceramic-coated skillets and griddles. The coating selected is a warm-silver gray.  The segment also introduced a new line of PRESTO® and Orville Redenbacher’s® by PRESTO® hot air poppers that marry superior performance with sleek functional styling, including onboard cord storage. Finally, the segment offered a restyled Professional SaladShooter® featuring black and stainless steel accents designed to be used either in the traditional handheld position or in a stationary position above a bowl.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal

EXHIBIT 99.1

munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	THREE MONTHS ENDED
	April 3, 2016	April 5, 2015
Net Sales	$86,497,000	$100,999,000
Net Earnings	$7,211,000	$8,109,000
Net Earnings Per Share	$1.04	$1.17
Weighted Shares Outstanding	6,964,000	6,943,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.